Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated June 11, 2012, with respect to the balance sheet of Pacific Green Technologies Limited as at March 31, 2012 and the related statements of operations and comprehensive loss, stockholders' equity, and cash flows for the period from April 5, 2011 (inception) to March 31, 2012, included in the filing of the Registration Statement Form S-1/A, dated February 14, 2013.

In addition, we consent to the reference to our firm under the caption "Experts" in the Registration Statement.

Vancouver, Canada
February 14, 2013	Chartered Accountants

ACCOUNTING › CONSULTING › TAX 2300, 1055 DUNSMUIR STREET, BOX 49148, VANCOUVER, BC V7X 1J1 1.877.688.8408 P: 604.685.8408 F: 604.685.8594 mnp.ca